Exhibit 99.1

PRESS RELEASE

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ARMADA HOFFLER’S BOARD OF DIRECTORS APPOINTS SHAWN TIBBETTS AS PRESIDENT
Company announces executive leadership transitions as part of overall succession plan to strategically position the Company for future growth.
VIRGINIA BEACH, VA, February 15, 2024 — Armada Hoffler’s (NYSE: AHH) Board of Directors announces that Shawn Tibbetts, the Company’s Chief Operating Officer, has been named President. Tibbetts has served as the Chief Operating Officer of the Company since joining in 2019 and plays an integral role in its growth and success.
Upon the expected retirement of Haddad as CEO in the spring of 2025, the Company’s Board of Directors, having undertaken a deliberate and thorough succession planning process over the last several years, expects to appoint Tibbetts as Chief Executive Officer.
As President and Chief Operating Officer, Tibbetts will continue to oversee all aspects of Armada Hoffler's operations, guiding strategic initiatives, fostering innovation, and reinforcing the Company's commitment to excellence. Known for his collaborative approach and remarkable ability to inspire, Tibbetts has been a key factor in building upon the culture of teamwork and accountability within the organization. Since joining Armada Hoffler, Tibbetts has successfully led the team to historic performance coming out of the pandemic, growing the Company’s portfolio NOI by 45%, and overseeing the successful execution of over $1.2 billion of transactions.
“Shawn has consistently demonstrated exceptional leadership qualities and strategic vision throughout his time with us,” said Louis Haddad, Chief Executive Officer. “We have full confidence in Shawn’s ability to lead our Company to even greater heights. His promotion to President is a well-deserved recognition of his outstanding contributions and will undoubtedly bring continued success to Armada Hoffler.”
The Company’s Board of Directors further endorses founder and current Chairman Dan Hoffler’s intent to relinquish his role as Board Chairman in June 2024. Immediately following, Haddad is expected to assume the role of Board Chairman. Haddad will continue to serve as Chief Executive Officer during the transition period, after which he is expected to become Executive Chairman for approximately one year. Pending the shareholders’ vote at the 2024 Annual Meeting of Stockholders, Hoffler will continue to serve as a member of the Board of Directors as Chairman Emeritus.
Tibbetts has over two decades of corporate experience, including formerly serving as The Port of Virginia’s President and Chief Operations Officer. He is a board member at large for the Virginia

Chamber of Commerce. In December 2023, Tibbetts was recognized by Virginia Business as one of the “100 People to Meet in 2024” and by Inside Business on its “Power List 2022” – among other distinctions.
“I am honored to assume this role and deeply appreciative of the support from the Board of Directors, including Dan and Lou,” Tibbetts said. “I am excited to continue to build upon the incredible foundation Armada Hoffler has established over the past four decades and continue to exceed the expectations of our shareholders.”
Tibbetts earned his BBA from James Madison University, MBA from the College of William & Mary, and completed the Advanced Management Program at Harvard Business School.
Armada Hoffler believes that its succession planning framework positions the Company for long-term success and sustainability. The Board of Directors and company management remain dedicated to ensuring a seamless transition of leadership.
About Armada Hoffler
Armada Hoffler (NYSE: AHH) is a vertically integrated, self-managed real estate investment trust (“REIT”) with over four decades of experience developing, building, acquiring, and managing high-quality multifamily, office, and retail properties located primarily in the Mid-Atlantic and Southeastern United States. We also provide general construction and development services to third-party clients, in addition to developing and building properties to be placed in our stabilized portfolio. Founded in 1979 by Daniel A. Hoffler, Armada Hoffler has elected to be taxed as a REIT for U.S. federal income tax purposes. For more information visit ArmadaHoffler.com.
Forward-Looking Statements
Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These statements relate to the prospects of the Company, Mr. Tibbetts’ future responsibilities, future changes to the Company’s Board of Directors and the retirement of Mr. Haddad and the future appointment of Mr. Tibbetts as Chief Executive Officer. The forward-looking statements presented herein are based on the Company's current expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and the other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.
Contact:
Chelsea Forrest
Armada Hoffler
Director of Corporate Communications and Investor Relations
Email: CForrest@ArmadaHoffler.com
Phone: (757) 612-4248